For Immediate Release:	Contact:
Friday, November 13, 2015	Steven C. Sullivan
518-441-7272

Chief Financial Officer Kalamaras Departs Azure Midstream
- Former Marlin Midstream CFO Mandy Bush Steps Into Position -
Dallas, Texas – Azure Midstream Energy, LLC ("Azure") and Azure Midstream Partners, LP (the "Partnership") (NYSE: AZUR) announced today that Chief Financial Officer (“CFO”) Eric Kalamaras is immediately stepping down as CFO and after a transition period through the end of 2015, will be leaving the company to pursue other business interests. Kalamaras served Azure as CFO since January 2013, playing an instrumental role in pursuing the company’s strategic interests including the acquisition of Marlin Midstream Partners, LP (“Marlin”) in February 2015 at which time he also became the CFO of the Partnership.

Stepping into the position immediately as interim CFO, will be Mandy Bush, Azure’s VP of Strategic Planning and Human Resources. Bush is extremely familiar with the Partnership’s assets and operations as she previously served as Marlin’s CFO, where she helped successfully complete the initial public offering of Marlin in the summer of 2013. She is a certified public accountant with over 12 years of experience in energy finance.

About Azure Midstream Partners, LP
Azure Midstream Partners, LP, headquartered in Dallas, Texas, is a fee-based, growth oriented limited partnership formed to develop, operate, and acquire midstream energy assets. The Partnership provides natural gas gathering, transportation, and processing services; as well as NGL transportation and crude oil logistics services. The Partnership's assets include 1,002 miles of gathering lines in the Shelby Trough sub-play of the Haynesville Shale and the horizontal Cotton Valley play located in east Texas and north Louisiana that are capable of gathering 1.9 Bcf/d. The Partnership also has four natural gas processing facilities with 310 MMcf/d of cumulative processing capacity located in the Panola, San Augustine and Tyler Counties of Texas, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines capable of transporting 21,000 barrels per day, and three crude oil transloading facilities containing six crude oil transloaders with a combined capacity of 31,200 Bbls/d.

Additional information about Azure Midstream Partners, LP can be found at www.azuremidstreampartners.com.
About Azure Midstream Energy, LLC
Azure Energy is a midstream company with a focus on owning, operating, developing and acquiring midstream energy infrastructure in core producing areas in the United States. Azure Energy owns 100% of Azure Midstream Partners GP, LLC, the Partnership's general partner, and 90% of the incentive distribution rights in the Partnership. In addition to its ownership of the Partnership, Azure Energy provides natural gas gathering, compression, treating and processing services in north Louisiana and east Texas in the prolific Haynesville and Bossier Shale formations.
www.azuremidstream.com